Exhibit (d)(2)

NOTICE OF OPTION GRANT

You have been granted the following options (the “Options”) to purchase Ordinary Shares par value NIS 0.04 each (the “Shares”) of BrainsWay Ltd. (the “Company”), pursuant and subject to the terms and conditions of the Company’s 2019 Share Incentive Plan, a copy of which is attached hereto as Exhibit A (as may be amended from time to time, the “Plan”), and the additional terms and conditions contained herein. Unless otherwise defined, capitalized terms used herein shall have the meaning ascribed to them under the Plan hereof.

Grantee:

Date of Grant:

Intended Type of Award (Check One):	[ ] 102 Capital Gain Track Award (Israel); or [ ] Nonqualified Stock Option (U.S.)

the above being subject to Section 8 of the Option Agreement, Section 18.4 of the Plan and applicable law

Exercise Price	_______ USD per Share;
(Check One):	_______ NIS per Share
Number of Shares underlying the Options:	________________

Vesting Commencement Date:	[Please complete the vesting commencement date]

Vesting Schedule:	Subject to the terms of the Plan (including Sections 6.6 and 6.7 thereof), the Options shall vest and become exercisable over a period of 4 years commencing on the Date of Grant, under the following schedule: 25% of the total amount of the Shares covered by the Options shall vest at the at the first anniversary of the Vesting Commencement Date, and 6.25% vesting at the end of each subsequent three month period thereafter until the end of the four year period. provided, in each case, that the Grantee remains continuously as a Service Provider of the Company or its Affiliates throughout each such vesting date.

Exercise Period:	Subject to the terms of the Plan (including Sections 6.5.3, 6.6 and 6.7 thereof) and Section 7 of the Option Agreement- 10 years from the grant date

The Options are governed by this Notice and by the provisions of the Plan and the Option Agreement, both of which are attached to and made an integral part of this Notice. By signing the Option Agreement, the Grantee acknowledges receipt of copies of the Plan and the Option Agreement, represents that the Grantee read and is familiar with their provisions, and hereby accepts the Options subject to all of their terms and conditions.

THIS OPTION AGREEMENT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THE OPTIONS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR SUCH APPLICABLE LAWS OF OTHER JURISDICTIONS, OR QUALIFIED UNDER ANY SECURITIES LAW OR ANY OTHER JURISDICTION, AND, SUBJECT TO THEIR TERMS, MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE LAWS OF OTHER JURISDICTIONS COVERING THIS AGREEMENT AND/OR SUCH SECURITIES, OR THE HOLDER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY STATING THAT SUCH OFFERING, SALE, TRANSFER, ASSIGNMENT, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE LAW.

OPTION AGREEMENT

The Company has granted to the Grantee named in the Notice of Option Grant to which this Option Agreement (this “Agreement”) is attached Options upon the terms and conditions set forth in the Notice and this Agreement. The Options have been granted pursuant to and shall in all respects be subject to the terms and conditions of the Notice, this Agreement and the Plan, the provisions of which are incorporated herein by reference and made an integral part of this Agreement.

By signing this Agreement, the Grantee: (a) represents that the Grantee has received copies of, and has read and is familiar with the terms and conditions of, the Notice, the Plan and this Agreement, (b) accepts the Options, the Shares issued upon the exercise thereof and/or any securities issued or distributed with respect thereto are subject to all of the terms and conditions of the Notice, the Plan this Agreement, the Trust Agreement and any other documents ancillary hereto or thereto, and (c) agrees to accept as binding, conclusive and final all decisions and interpretations of the Board or the Committee upon any questions arising under the Notice, the Plan or this Agreement (whether before or after the issuance of Shares pursuant to the Options). While certain terms and conditions are included in this Agreement, such terms and conditions shall not in any way derogate from the applicability of all other terms and conditions set forth in the Plan. The Grantee acknowledges that the terms and conditions of the Plan may be amended from time to time as set forth therein, and therefore, any reference to the Plan shall be deemed to refer to the Plan as amended from time to time, including any amendments adopted after the date of grant. Unless otherwise stated, in the event of any inconsistency or contradiction between any of the terms of this Agreement and the provisions of the Plan, the terms and provisions of this Agreement shall prevail.

1.                   No Disposition of Options. The Options shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise), and shall not be subject to sale under execution, attachment, levy or similar process (each of the foregoing, a “Transfer”) other than by will or by the laws of descent and distribution.

2.                   Issuance and Disposition of Shares.

2.1.              Legal Compliance. The Company shall have no obligations to issue Shares pursuant to the exercise or settlement of an Options and Options may not be exercised or settled (even if vested), if the issuance of Shares upon exercise or settlement would constitute a violation of any Applicable Laws as determined by the Company, including, applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. THE GRANTEE IS CAUTIONED THAT THE OPTIONS MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS AND THOSE SET FORTH IN THE PLAN ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTIONS WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED.

2.2.              Provisions Governing Shares. Shares issued upon exercise of Options shall be subject to the restrictions referred to in Section 16 of the Plan (Conditions upon Issuance of Shares; Governing Provisions) and in this Agreement, the Articles of Association of the Company, any limitation, restriction or obligation included in any shareholders agreement applicable to all or substantially all of the holders of Shares (regardless of whether or not the Grantee is a formal party to such shareholders agreement), any other governing documents of the Company, and all policies, manuals and internal regulations adopted by the Company from time to time, in each case, as may be amended from time to time, including, without limitation, any provisions included therein concerning restrictions or limitations on disposition of Shares (such as, but not limited to, right of first refusal and lock-up/market stand-off) or grant of any rights with respect thereto, forced sale and bring along provisions, any provisions concerning a restrictions on the use of inside information and other provisions deemed by the Company to be appropriate in order to ensure compliance with Applicable Laws and with the requirements of any transaction entered into or proposed to be entered into by the Company. By exercising an Option the Grantee is deemed to have undertaken to comply with all the foregoing provisions. Each Grantee shall execute such separate agreement(s) as may be requested by the Company relating to matters set forth in this Section 2. The execution of such separate agreement(s) may be a condition by the Company to the exercise of any Options.

2.3.              Forced Sale. In the event the that Board approves a Merger/Sale effected by way of a forced or compulsory sale (whether pursuant to the Company’s Articles of Association or pursuant to Section 341 of the Companies Law), then, without derogating from such provisions and in addition thereto, the Grantee agrees to the offer to effect the Merger/Sale on the terms approved by the Board (and that the Shares held by or for the benefit of the Grantee shall be included in the shares of the Company approving the terms of such Merger/Sale for the purpose of satisfying the required majority), and to sell all of the Shares held by or for the benefit of the Grantee on the terms and conditions applying to the holders of Shares, in accordance with the instructions then issued by the Board, whose determination shall be final. The Grantee agrees not contest, bring any claims or demands, or exercise any appraisal rights related to any of the foregoing. The proxy pursuant to this Agreement includes an authorization of the proxy holder to sign, by and on behalf of any Grantee, such documents and agreements as are required to affect the sale of Shares in connection with such Merger/Sale.

2.4.              Waiver. As a material precondition to the Company’s grant of Option and issuance of any Shares under the Plan, the Grantee hereby irrevocably waives any right of first refusal, pre-emptive, co-sale, participation rights or other similar rights with respect to any prior or future Transfer of any shares in the Company by other shareholder or the issuance of securities by the Company, if such right was so provided in any agreement between the Company and any of its shareholders, in the Articles of Association or in any other governing document of the Company. The Grantee acknowledges and agrees that the Company and its shareholders are entitled to rely on this irrevocable waiver.

2.5.              Additional or Substituted Securities. In the event that in connection with the declaration of a share dividend (bonus shares), a share split, a reverse share split, a reorganization (which may include a combination or exchange of shares), a consolidation, a spin-off or other corporate divestiture or division, a recapitalization, a reclassification or other similar occurrence affecting the Company’s outstanding securities without receipt of consideration (or in consideration for the par value), any new, substituted or additional securities or other property (other than cash dividend) are distributed by reason of such occurrence with respect to any Shares which are subject to this Section 2, or into which such Shares thereby become convertible, then such substituted or additional securities or other property (if distributed) shall immediately be subject to this Section 2. Any adjustments to reflect the distribution of such securities or other property shall be conclusively determined by the Company. The terms and conditions contained herein and in the Plan in respect of the Option and/or the Shares shall apply to any new, substituted or additional securities or other property resulting from the above adjustments.

2.6.              Market Stand-Off. As a material precondition to the grant of Options and the issuance of any Shares in accordance with the Plan, and without limitation of Section 17 of the Plan, the Grantee hereby executes a market stand-off undertaking in the form attached hereto as Exhibit B.

3.                   Exercise Procedures.

3.1.              The Grantee may exercise Options that has become exercisable by giving a signed written notice to the Company, delivered in person or by mail (or such other methods of delivery prescribed by the Company) to the Chief Financial Officer of the Company or to such other person as determined by the Committee, or in any other manner as the Committee shall prescribe from time to time. The exercise notice shall be in a form prescribed by the Company from time to time. The Grantee shall specify in the notice the election to exercise Options, the number of Shares for which it is being exercised (which may be equal to or lower than the aggregate number of Shares that have become exercisable at such time, subject to the last sentence of this Section), accompanied by payment of the aggregate Exercise Price for such Shares in the manner permitted by the Plan. In the event that Options are being exercised by the representative of the Grantee, if permitted under the Plan, the notice shall be accompanied by proof (satisfactory to the Company) of the representative’s right to exercise such Options.

3.2.              After receiving a proper and duly executed notice of exercise in the form prescribed by the Company, the Company shall cause to be issued a certificate or certificates for the Shares as to which the Options have been exercised, registered in the name of a nominee company engaged with the Company, for the benefit of the person exercising such Options, except that in case of Options designated as 102 Trustee Awards, the Shares shall be issued to the aforesaid nominee company, for the benefit of the Trustee for the benefit of the Grantee. The issuance shall be subject to the payment of any and all applicable taxes and compulsory payments by the Grantee. Subject to Section 19 of the Plan, the Grantee shall have no rights as a shareholder with respect to any Shares subject to Options until the Grantee shall have duly exercised the Options, paid the full Exercise Price therefore, if required, paid all applicable taxes and compulsory payments therefore and becomes the record holder of the subject Shares.

3.3.              Without derogating from the provision of the Plan, in the event that the Company or, with respect to 102 Trustee Awards, the Trustee, determines that it is required to withhold any tax as a result of the exercise of Options, the Grantee, as a condition to the exercise of Options, shall make arrangements satisfactory to the Company and the Trustee, if applicable, to enable it to satisfy all withholding requirements. The Grantee shall also make arrangements satisfactory to the Company and the Trustee, if applicable, to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares acquired pursuant to the grant of an Option under the Plan. Furthermore, the Grantee shall indemnify the Company and the Trustee, if applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to withholding.

4.                   Payment of Exercise Price. The options shall be exercise by way of cashless exercise as follows:

the Company shall issue to the Grantee, for no additional consideration, except if required under the last sentence of this Section, , that number of Ordinary Shares computed using the following formula:

X	=	A (B - C)
B

X       equals the number of Shares to be issued to the Grantee;

A       equals the number of Shares covered by the Options exercised;

C       Exercise Price in effect at the time of exercise pursuant to this formula; and

B       closing sale prices for the Shares of the Company at the last trading day immediately prior to the date of exercise.

At any allocation of (exercise) Shares, the Company shall convert, into share capital, the par value of the Shares to be allocated to share capital out of profits within the meaning of Section 302(b) of the Companies Law, from the premium on Shares or from any other source included in its equity in its financial statements, all in accordance with and subject to the provisions of Section 304 of the Companies Law. In the event that the Company has not profits as aforesaid, the Grantee shall pay the par value of the exercised Shares.

5.                   Reserved.

6.                   Legend. The Company may at any time place legends referencing the restriction imposed on the Shares (including, without limitation, right of first refusal and right of repurchase) and any applicable federal, state or foreign securities law restrictions on all certificates representing Shares subject to the provisions of this Agreement. The Grantee shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to Options in the possession of the Grantee in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include, but shall not be limited to, the following:

6.1.              THIS SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR SUCH APPLICABLE LAWS OF OTHER JURISDICTIONS, OR QUALIFIED UNDER ANY SECURITIES LAW OR ANY OTHER JURISDICTION, AND, SUBJECT TO THEIR TERMS, MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE LAWS OF OTHER JURISDICTIONS COVERING SUCH SECURITIES, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, STATING THAT SUCH OFFERING, SALE, TRANSFER, ASSIGNMENT, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION OR PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT OR THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE LAW.

6.2.              THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE COMPANY’S ARTICLES OF ASSOCIATION, THE COMPANY’S SHARE INCENTIVE PLAN AND THE OPTION AGREEMENT WITH THE COMPANY, EACH AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS COMPANY.

7.                   Term and Expiration. The Options shall expire in accordance with the Plan, including in case the Grantee’s employment or service terminates for any reason.

8.                   Tax Matters and Consultation.

8.1.              THE GRANTEE IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING OPTIONS HEREUNDER. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE GRANTEE ON SUCH MATTERS, WHICH SHALL REMAIN SOLELY THE RESPONSIBILITY OF THE GRANTEE. Without derogating from Section 18 of the Plan, and notwithstanding anything to the contrary, including the indication under “Type of Award” above, the Company shall be under no duty to ensure, and no representation or commitment is made, that the Option qualifies or will qualify under any particular tax treatment (such as Section 102, ISO or any other treatment), nor shall the Company be required to take any action for the qualification of any Option under such tax treatment. If the Options do not qualify under any particular tax treatment it could result in adverse tax consequences to the Grantee. By signing below, Grantee agrees that the Company and its Affiliates and their respective employees, directors, officers and shareholders shall not be liable for any tax, penalty, interest or cost incurred by Grantee as a result of such determination, nor will any of them have any liability of any kind or nature in the event that, for any reason whatsoever, an Option does not qualify for any particular tax treatment.

8.2.              Without imitating the foregoing, with respect to Incentive Stock Option and Nonqualified Stock Option, there is no guarantee that the Internal Revenue Service (“IRS”) will determine that the Exercise Price of these Option represent the fair market value thereof as of the Date of Grant in compliance with the requirements of Section 409A of the Code. If the IRS determines that the Exercise Price is less than such fair market value it could result in adverse tax consequences to Grantee.

8.3.              In case of Incentive Stock Options, adjustments made pursuant to the Plan with respect to Incentive Stock Options could constitute a “modification” of such Incentive Stock Options (as that term is defined in Section 424(h) of the Code) or could cause adverse tax consequences for the Grantee and the Grantee should consult with his or her tax advisor regarding the consequences of such “modification” on his or her income tax treatment with respect to the Incentive Stock Option.

9.                   Reserved.

10.               Plan Termination or Amendment. The Board may terminate or amend the Plan or the Option at any time, subject to the Plan and any such amendment shall apply on the Grantee and this Option Agreement (including the Options and Shares issuable or issued pursuant thereto), without any required consent of the Grantee. Except as set forth above, this Agreement shall not be amended without the consent of the parties hereto.

11.               Additional Representations and Warranties.  The Grantee hereby represents and warrants to, and agrees with, the Company, that:

11.1.          Purchase for Own Account.  The Options, the Shares issued upon the exercise thereof and/or any securities issued or distributed with respect thereto (in this Section the “Securities”) will be acquired for investment for the Grantee’s own account for investment purposes, and not with a view to the resale or distribution thereof, nor with the present intention of selling, granting any participation in, or otherwise distributing the same.

11.2.          Disclosure of Information.  The Grantee has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities and has had an opportunity to ask questions and receive answers from the Company.

11.3.          Absence of recommendation. The Grantee understands that no Israeli, United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement with respect to the Securities or the fairness or suitability of the grant or issuance of it, as applicable, nor have such authorities passed upon or endorsed the merits with respect to the Securities. [

11.4.          The Grantee is not granted the Options as a result of any group email or mass mailing or any advertisement, article, press release, public filing, notice, or other communication regarding the Options published on the Internet, in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or any other general solicitation or general advertisement.

11.5.          Investment Experience.  The Grantee’s (a) is able to bear the economic risk of an investment of the Securities and (b) has sufficient knowledge and experience in financial or business matters that the Grantee’s is capable of evaluating the merits and risks of this investment in the Securities.

11.6.          Accredited Investor Status.  The Grantee’s is familiar with the definition of, and qualifies as, an “accredited investor” within the meaning of Regulation D promulgated under the Act.

11.7.          Restricted Securities.  The Grantee’s understands that the Securities are being issued in a transaction exempt from the registration requirements of the Act, that the Securities are being characterized as “restricted securities” under the Act and Rule 144 promulgated thereunder, that the Securities may not be sold, transferred or otherwise disposed of without registration under the Securities Act of 1933, as amended (the "Act"), unless an exemption from such registration is available, and that in the absence of an effective registration statement covering the Securities or an available exemption therefrom, the Securities must be held indefinitely.  The Grantee’s understands that the Company is under no obligation to register any of the securities sold hereunder.

11.8.          Reliance. The Grantee understands that the Company is relying in part upon the truth and accuracy of, and the Grantee's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Grantee set forth herein in order to determine the compliance of this transaction with applicable securities law regulations and the eligibility of the Grantee to receive the Securities.

11.9.          Legends.  The Grantee’s understands and agrees that the certificates evidencing the Securities may bear legends substantially similar to those set forth below in addition to any other legend that may be required by this Agreement or the Plan or by any applicable law or by the Company's articles of association:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT.

12.               Miscellaneous.

12.1.          Further Assurances. The Grantee shall perform such further acts and execute such further documents as may reasonably be necessary by the Company to carry out and give full effect to the provisions of this Agreement and the Plan.

12.2.          Fractional Shares. No fractional Share shall be issuable upon exercise or vesting of any Options and the number of Shares to be issued shall be rounded down to the nearest whole Share, with in any Share remaining at the last vesting date due to such rounding to be issued upon exercise at such last vesting date.

12.3.          Entire Agreement. This Agreement (together with the Notice and all Exhibits) and the Plan constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof, and supersede all prior agreements and understandings, both written and oral (with no concession being made as to the existence of any such agreements and understandings).

12.4.          Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of law provisions thereof. Any dispute arising under or proceeding in relation to this Agreement shall be resolved exclusively in the competent court in Tel Aviv-Jaffa, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

12.5.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the parties, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile transmission, electronic transmission or electronic signature shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

- Signature Pages Following -

IN WITNESS WHEREOF, the parties have duly executed and delivered this OPTION AGREEMENT as of the date last written below.

Grantee:	BrainsWay Ltd.

Name:	Name:
ID no.:	Title:
Date:	Date:

EXHIBIT A

THE PLAN

as of the date hereof, subject to further amendments

EXHIBIT B

Market Stand-Off Undertaking

To:

BrainsWay Ltd. (the “Company”); and

The underwriters

Dear Sirs:

In connection with any underwritten public offering of equity securities of the Company pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended, or equivalent law in another jurisdiction, and in recognition of the benefit that such an offering will confer upon the undersigned as a shareholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with the Company and each underwriter, during the Lock Up Period (as defined below), that the undersigned will not, without the prior written consent of the Company or the underwriters (or the lead underwriter, as the underwriters shall agree among themselves), directly or indirectly, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares or any securities convertible into or exchangeable or exercisable for shares or securities of the Company, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (including, without limitation, Awards under any Company share or equity plan) and any shares or other securities issued or distributed with respect to or in substitution of any of the foregoing (collectively, the “Lock Up Securities”), (ii) exercise any right with respect to the registration of any of the Lock Up Securities, or file or cause to be filed any registration statement in connection therewith, under the U.S. Securities Act of 1933, as amended, or equivalent law in another jurisdiction, or (iii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock Up Securities, whether any such swap or transaction in this clause (iii) or (i) above is to be settled by delivery of shares or other securities of the Company, in cash or otherwise. The foregoing provisions shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement.

The restrictions contained in this letter shall be in effect for such period of time (the “Lock Up Period”): (A) following the first public filing of the registration statement relating to the underwritten public offering until the extirpation of 180 days following the effective date of such registration statement relating to the Company’s initial public offering or 90 days following the effective date of such registration statement relating to any other public offering; in each case, provided, however, that if (1) during the last 17 days of the initial Lock Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the initial Lock Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the initial Lock Up Period, then in each case the Lock Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event; or (B) as shall be requested by the Company or the underwriter(s). Notwithstanding anything herein to the contrary, if the underwriter(s) and the Company agreed on a termination date of the Lock Up Period in the event of failure to consummation a certain public offering, then such termination shall apply also to the Lock Up Period hereunder with respect to that particular public offering.

In the event of a subdivision of the outstanding share capital of the Company, the distribution of any securities (whether or not of the Company), whether as bonus shares or otherwise, and whether as dividend or otherwise, a recapitalization, a reorganization (which may include a combination or exchange of shares or a similar transaction affecting the Company’s outstanding securities without receipt of consideration), a consolidation, a spin-off or other corporate divestiture or division, a reclassification or other similar occurrence, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Lock Up Securities, or into which such Lock Up Securities thereby become convertible, shall immediately be subject to the provisions and restrictions contained herein.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this letter during the Lock Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock Up Period has expired.

The Company may impose and the undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock Up Securities except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the underwriters are relying upon this letter in proceeding toward consummation of the offering. The underwriters in connection with a registration statement so filed are intended third party beneficiaries of this letter and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The undersigned shall execute (and hereby empowers the Company as its proxy and attorney-in-fact to do so in his/her name) such separate agreement(s) as may be requested by the Company or the underwriters in connection with such registration statement and in the form required by them (which need not be identical to the provisions of this letter, and may include such additional provisions and restrictions as the underwriter(s) deem advisable) or that are necessary to give further effect thereto. The execution of such separate agreement(s) may be a condition by the Company to the exercise of any Award under the Company’s share incentive plan(s).

This letter is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, assigns, and the purchaser or transferee of any Lock Up Securities. The Company, may, at its discretion, and without any further consent, release or remove some or all of the restrictions contained in this letter, or allow certain exceptions to such restrictions (whether in general or in any specific case, and such relief or exceptions need not be the same or identical among to all persons bound by them).

This letter shall not derogate from any provision or restriction contained in any Company’s share incentive plan(s), agreement between the undersigned the Company or the underwrites, or any restriction or limitation pursuant to applicable law.

Very truly yours,

Signature:
Print Name:
Date:

EXHIBIT C

Lock Up Restrictions

Section 15C of the Israeli Securities Law, 5728-1968, provides as follows:

“15C. Restrictions on resale of securities

(a) Notwithstanding the provisions of section 15B(3), the following shall be regarded as offerings to the public:

(1) An offering in the course of trading on a stock exchange of securities which are listed for trading thereon, and which were allotted to the offeror by an issuer in an offer under section 15A(a)(1), (4) or (7), or in an offering made abroad not by way of a prospectus - if the period prescribed in the regulations from the date of the allotment has not elapsed, or if additional periods as prescribed in regulations have not yet elapsed and one of the following has occurred during each of the additional periods:

(a)	The quantity of the offered securities exceeds the quantity prescribed in the regulations;

(b)	The percentage of the issued and paid-up capital which is being offered by the corporation whose securities are being offered exceeds the percentage prescribed in the regulations;

The provisions of this paragraph shall also apply to securities purchased during the said period or additional periods, other than in accordance with a prospectus and not during the course of trading on a stock exchange, from the offeror or from a corporation under the control of the corporation whose shares are being offered. These provisions shall also apply to securities resulting from the realization or conversion of securities that were allotted as stated in this section. . .”

The periods referred to in section 15C above are as follows:

(i)	Full lock up period – 6 months from the date of issuance.

(ii)	Additional periods – 6 consecutive quarters.

(iii)	Permitted sales on the stock exchange in the Additional periods – the amount sold in each Additional period is less than or equal to 1% of the Issued and Paid-Up Capital of the company or; the amount of securities offered in each day in such period is lower than or equal to the daily average trading turnover on the stock exchange of the security of the type offered in the period of 8 weeks preceding the date or offer.

(iv)	Issued and Paid-Up Capital – except for shares which shall arise from the exercise or conversion of equity convertible securities granted until the day of the offering, and which have not yet exercised or converted.